The Trust has provided a copy of the foregoing disclosures to PwC and requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above Statements. A copy of such letter, dated June 29, 2017 is filed as Exhibit 99.77K to this Form NSAR.